Exhibit 99.1

             ViewCast Reports 2007 Second Quarter Results

                         Product Demand Rising

        Niagara(R) Revenue up 72 Percent in Second Quarter 2007

    PLANO, Texas--(BUSINESS WIRE)--Aug. 14, 2007--ViewCast Corporation (OTCBB:VCST), a global leader in the design and manufacture of advanced media encoding products, announced net sales increased 10 percent in the second quarter 2007 compared to the second quarter 2006. In addition, sales from the Niagara(R) product line increased 72 percent during the second quarter.

    Second Quarter 2007 Financial Results

    Total revenues from continuing operations for the second quarter of 2007 were $3.9 million, an increase of 10 percent over the $3.6 million reported in the second quarter of 2006. The increase in revenue was due primarily to sales of Niagara systems in addition to revenue from Osprey(R) capture cards.

    "Sales for the Niagara streaming encoding systems and Osprey video capture cards will continue accelerating," said Dave Stoner, president and chief operating officer of ViewCast Corporation. "As market penetration expands, sales from the ViewCast Niagara product line rose 72 percent during the second quarter. The driving force behind this substantial sales growth stems from contracts with our value added resellers and OEM customers. As we continue to build our customer base, we look for sales to remain strong for the foreseeable future."

    Total operating expenses for the second quarter of 2007 were $2.3 million, down almost 5 percent from the $2.4 million reported in the second quarter of 2006 due in part to a modest decrease in marketing expenses during the comparable period. The net operating income for the second quarter of 2007 was $19,644 a substantial improvement compared to an operating loss of ($382,646) in the second quarter of 2006.

    The net loss in the second quarter 2007 was ($41,138), improved significantly compared to a net loss of ($615,043) in the second quarter of 2006. The net loss per share for the second quarter of 2007 was ($0.01) per share, compared to a net loss of ($0.03) per share, in the second quarter of 2006.

    Second quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) income was $117,377, compared with an EBITDA loss of ($313,566) reported in the second quarter of 2006. The company considers EBITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

    Six-Month 2007 Results

    Total revenues for the first six months of 2007 were $7.4 million, up 15 percent from revenues of $6.4 million reported for the same period in 2006. The increase in revenue was due primarily to an 65 percent increase in demand for Niagara systems and continued demand for video capture cards during the first half of the year.

    Total operating expenses from continuing operations for the first half of 2007 were $4.2 million, down 7 percent from $4.5 million during the same period in 2006. Net income for the first six months of 2007 was $213,502, or ($0.01) per share, compared to a net loss of $1.5 million or ($0.07) per share during the same period in 2006. A substantial increase in revenues from product sales and lower operating and interest expenses contributed to positive financial results during the first half of 2007.

    EBITDA income for the first half of 2007 was $247,183 compared to an EBITDA loss of ($870,871) in 2006.

    Business Highlights

    New Niagara and Osprey Product Announcements

    ViewCast announced several new Osprey and Niagara products during the second quarter 2007. The Osprey-240 and Osprey-700HD cards take advantage of PCI Express technology to delivery new levels of quality and performance. The Osprey-700HD enables high definition video capture and streaming. Both products will begin shipping in the third quarter.

    Niagara Pro and Niagara GoStream Plus bring new levels of user convenience and performance to ViewCast's encoding system offerings. Niagara Pro is suited for broadcast environments, while GoStream plus is a portable unit enabling encoding on the go. Both products began shipping in the second quarter.

    The latest version of ViewCast's Niagara SCX encoder management software, included with all Niagara systems, adds MPEG-4 encoding capability in a new SCX Pro version. Niagara SCX allows customers to manage their streaming encoding systems remotely, and to integrate encoding into their media management workflow using the latest Web Services software technology. SCX Pro will begin shipping in the third quarter.

    Strategic Partnerships

    ViewCast announced a partnership agreement with Adobe(R) Systems Incorporated to add live web video streaming via Adobe Flash(R) Player to the broad range of streaming formats supported by its GoStream(TM) Plus and Niagara(R) Pro streaming media appliances. In conjunction with the Adobe agreement, ViewCast signed a license agreement with On2 Technologies, Inc. for Flash live video encoding technologies for integration into the company's Niagara streaming media appliances.

    Executive Announcements

    Following the retirement of Horace Irwin, ViewCast announced that Gary J. Klembara is joining the company as senior vice president of sales on Aug. 15, 2007. With a thirty-year background in executive sales management, Mr. Klembara brings a wealth of sales experience and a track record of strong revenue growth. His background includes experience with corporate acquisitions and integrations, and he is particularly skilled at developing global sales strategies for emerging technology companies.

    About ViewCast

    ViewCast develops communication products for live and on demand video and audio content deliverable via a variety of network types and protocols. Our well known products include Osprey(R) Video capture cards and Niagara(R) video encoders/servers, featuring Niagara SCX encoder management software. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by Dave Stoner, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause the actual results to differ materially include, without limitation: the ability of the company to service its debt; possible future losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patent and avoid infringing upon third parties' patents. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. All subsequent written and oral forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast, Osprey, Niagara, Niagara SCX 5.0, GoStream and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks are property of their respective holders.

                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)

                                     Three Months    Six Months Ended
                                         Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2006     2007     2006     2007
                                   -------- -------- -------- --------

Net sales                          $ 3,562  $ 3,926  $ 6,441  $ 7,409

Cost of sales                        1,547    1,624    2,888    3,071
                                   -------- -------- -------- --------

Gross profit                         2,015    2,302    3,553    4,338

Total operating expenses             2,398    2,282    4,549    4,250
                                   -------- -------- -------- --------

Operating income (loss)               (383)      20     (996)      88

Total other income (expense)          (232)     (61)    (480)     125
                                   -------- -------- -------- --------

Net income (loss)                  $  (615) $   (41) $(1,476) $   213
                                   ======== ======== ======== ========


Preferred dividends                   (204)    (204)    (406)    (406)
                                   -------- -------- -------- --------

Net loss applicable to common
 stockholders                      $  (819) $  (245) $(1,882) $  (193)
                                   ======== ======== ======== ========

Net loss per common share:
  Basic                            $ (0.03) $ (0.01) $ (0.07) $ (0.01)
  Diluted                            (0.03)   (0.01)   (0.07)   (0.01)
                                   ======== ======== ======== ========

Weighted Average number of common
 shares outstanding:
  Basic                             25,628   32,048   25,628   31,350
  Diluted                           25,628   32,048   25,628   31,350


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
              (In thousands - except per share amounts)

                                     Three Months    Six Months Ended
                                         Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2006     2007     2006     2007
                                   -------- -------- -------- --------
From continuing and discontinued
 operations:

Net income (loss)                  $  (615) $   (41) $(1,476) $   213

Depreciation and amortization           69       97      125      159

Total other (income) expense and
 income tax expense                    232       61      480     (125)
                                   -------- -------- -------- --------

EBITDA                             $  (314) $   117  $  (871) $   247
                                   ======== ======== ======== ========

    CONTACT: ViewCast Corporation
             Wendy Moore, 972-488-7200
             wendym@viewcast.com
             or
             Public Relations:
             Wall Street Communications
             David Netz, 303-329-0359
             dave@wallstreetcom.tv
             or
             Investor Relations:
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596
             Director of Investor Relations
             vstuart@mbapr.com